AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Moore Medical Corp. or any subsequent acquisitions or dispositions of equity securities of Moore Medical Corp. by any of the undersigned.

Date:  March 13, 1997

                                            HOLLYBANK INVESTMENTS, LP



                                            By: /s/ Dorsey R. Gardner
                                                  Dorsey R. Gardner
                                                  General Partner




                                            /s/ Dorsey R. Gardner
                                            Dorsey R. Gardner